Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

February 1, 2016

Tailored Brands, Inc.
6380 Rogerdale Road
Houston, Texas  77072

Re: Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (Reg. Nos. 33-48108, 33-74692, 333-21109, 333-53623, 333-90306, 333-90308, 333-125182, 333-152298 and 333-175122)

Ladies and Gentlemen:

We have acted as counsel to Tailored Brands, Inc., a Texas corporation (the “Company”), as the successor registrant to The Men’s Wearhouse, Inc., a Texas corporation (the “Predecessor”), in connection with the preparation and filing by the Company of Post-Effective Amendment No. 1  (the “Post-Effective Amendment”) to Registration Statements on Form S-8 (Reg. Nos. 33-48108, 33-74692, 333-21109, 333-53623, 333-90306, 333-90308, 333-125182, 333-152298 and 333-175122) (the “Registration Statements”), under the Securities Act of 1933, as amended (the “Securities Act”), originally filed by the Predecessor.  The Registration Statements relate to the registration by the Predecessor of an aggregate of 10,432,340 shares (as adjusted to reflect each of the three-for-two stock splits effected by Predecessor on August 9, 1993, November 16, 1995, June 22, 1998 and June 14, 2005) of common stock, par value $0.01 per share, of the Predecessor (the “Predecessor Common Stock”) for issuance under The Men’s Wearhouse, Inc. 2004 Long-Term Incentive Plan, The Men’s Wearhouse, Inc. 1996 Long-Term Incentive Plan, The Men’s Wearhouse, Inc. 1992 Non-Employee Director Stock Option Plan, The Men’s Wearhouse, Inc. Employee Stock Discount Plan and The Men’s Wearhouse, Inc. 401(k) Savings Plan (collectively, the “Predecessor Plans”).

The Company became the successor to the Predecessor on January 31, 2016 for purposes of Rule 414 under the Securities Act as a result of the merger (the “Merger”) of the Company’s wholly owned subsidiary, Holdco Merger Sub, Inc. with and into the Predecessor, with the Predecessor being the surviving corporation.  Upon effectiveness of the Merger, the separate corporate existence of Merger Sub ceased and the Predecessor became a direct, wholly owned subsidiary of the Company.  In connection with the Merger, the Company assumed and adopted the Predecessor Plans and, as a result, shares of Holdings Common Stock (as defined below) are issuable thereunder.

The Registration Statements, each as amended by the Post-Effective Amendment, relate to the offering and sale by the Company of certain shares of the Company’s common stock, par value $0.01 per share (“Holdings Common Stock”), issuable pursuant to the Predecessor Plans.

NEW YORK  WASHINGTON  HOUSTON  PARIS  LONDON  FRANKFURT  BRUSSELS  MILAN  ROME

in alliance with Dickson Minto W.S., London and Edinburgh

We have examined the Registration Statements, the Post-Effective Amendment and the Predecessor Plans.  We have also examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and the Predecessor.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of Holdings Common Stock to be issued by the Company under the Predecessor Plans, when duly issued and delivered pursuant to the terms of the Predecessor Plans, will be legally issued, fully paid, and non-assessable.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law) and the Federal laws of the United States.  The opinions expressed herein are expressed as of the date hereof and we undertake no duty or obligation to update such opinions.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP